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                                                                      Ex-99.1(c)


                     Merrill Lynch Retirement Equity Fund

                        Establishment  and Designation

                                      of

                     Class A Shares and Class B Shares of
                       Beneficial Interest of the Trust

        The undersigned, being a majority of the Trustees of Merrill Lynch Retirement Equity Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.1 of the Declaration of Trust, as amended, dated December 11, 1986 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value $.10 per share (the "Shares"), to create two classes of Shares, within the meaning of said Section 6.1, as follows:

1. The two classes of Shares are designated "Class A Shares" and "Class B Shares", respectively.

2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

3. The purchase price of Class A Shares and Class B Shares, the method of determination of net asset value of Class A Shares and Class B Shares, the proce, terms and manner of redemption of Class A Shares and Class B Shares , and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust, as amended from time to time, under the Securities Act of 1933, as amended.

4. All Shares issued prior to the filing of this instrument with the Commonwealth of Massachusetts shall be deemed Class B Shares.

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        In WITNESS WHEREOF, the undersigned, have signed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 31st day of October, 1988.

/s/ Kenneth Axelson                             /s/ Andre F. Perold
Kenneth S. Axelson                              Andre F. Perold
307 Gross Neck Road                             56 Barnstable Road
Wladoboro, Maine 04572                          West Newton, Massachusetts 02165

/s/ Herbert I. London                           /s/ Arthur Zeikel
Herbert I. London                               Arthur Zeikel
2 Washinton Square Village                      279 Watchung Fork
New York, New York 10012                        Westfield, New Jersey 07090


/s/ Joseph L. May
Joseph L. May
2305 Hampton Avenue
Nashville, Tennessee 37215

        The Declaration of Trust establishing Merrill Lynch Retirement Equity Fund, dated December 11, 1986, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the secretary of the commonwealth of Massachusetts, provides that the name "Merrill Lynch Retirement Equity Fund" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Retirement Equity Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.

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